Exhibit 99.1

November 28, 2014

BankGuam Holding Company

Declares 4th Quarter Dividends

BankGuam Holding Company (BKGMF) announced that its Board of Directors declared a $0.10 per share quarterly cash dividend at the Board’s regular meeting held on November 24, 2014. The dividend will be paid on December 31, 2014 to shareholders of record as of December 15, 2014.

“We are pleased with the Bank’s performance in our improving economy, and happy to announce that we are continuing our practice of paying quarterly dividends to our shareholders,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
Lourdes A. Leon Guerrero, President and Chair of the Board
(671) 472-5271